Exhibit 99.1

Press Release August 16, 2012
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Completion of Notes Offering

FORT WAYNE, INDIANA, August 16, 2012 —Steel Dynamics, Inc. (NASDAQ-GS: STLD) announced today that it has consummated the sale of $400 million aggregate principal amount of its 6 1/8% Senior Notes due 2019 and $350 million aggregate principal amount of its 6 3/8% Senior Notes due 2022 (collectively, the “Notes”) in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and to persons outside the United States pursuant to Regulation S.  The net proceeds from the Notes will be used to purchase up to $210 million of its 7 3/8% Senior Notes due 2012 and up to $500 million of its 7 3/4% Senior Notes due 2016 and for general corporate purposes, including, without limitation, for debt repayment, capital expenditures, working capital and acquisitions.

The above transactions allow Steel Dynamics to meaningfully extend its debt maturity profile and reduce its interest expense.

The Notes have not been registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any debt securities, and shall not constitute an offer, solicitation or sale of any debt securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding the completion of the offering, the timing of the closing of the offering and the use of proceeds from the offering. These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to the Company’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500